Exhibit 99.1

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media to Acquire China Focus Channel Development	November 22, 2005

Prime Zone, Diamond Bar, California, November 22, 2005: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) today announced an agreement to acquire a 100% controlling interest in China Focus Channel Development Co. Limited (“Focus”), one of China’s leading providers of internet-based software solutions for distribution channel management. Subject to certain financial milestones, the minimum and maximum total consideration for the acquisition is between 14.9 and 20.9 million shares of SNMI common stock. This strategic acquisition will enable SNMI to expand its service offerings to include both interactive marketing solutions through its existing holdings, and cutting edge logistical and technical coordination solutions.

Based in Wuhan, China, Focus has a track-record of developing software solutions for some of the largest local and multinational consumer products companies in China, including Qingdao Beer, Great Wall Wine, Sony Ericsson, and Bird Mobile Communications. Focus’ proprietary Sales and Consumer Channel Management System (“CCMS”) allows customers to coordinate partnerships across the distribution lifecycle with cutting edge ASP software platforms. Customers using Focus’ CCMS system enjoy significant improvements in order accuracy and fulfillment rates and efficient, streamlined payment systems.

Focus management reported gross revenue of US$2.63 million with net profit after tax of US$0.46 million for November and December 2004, and gross revenue of US$22.11 million and net profit after tax of US$4.98 million as of Q3 of 2005. All figures are reported in US dollars and are un-audited at this time. Focus commenced operations in November 2004. As a part of the transaction, Focus has guaranteed a profit of a minimum of US$4.5 million for the first fiscal year after completion of the acquisition. In the second and third fiscal years the profit guarantee will increase to US$5million and US$5.5 million respectively.

“With Focus’ proven consumer channel management system, SNMI will have the capacity to provide both front-end and back-end solutions for customers to manage and enhance relationships with channel partners,” said Mr. Chen Xiaotao, President and Chief Operating Officer for SNMI. “We believe that this will position us as the leader in providing integrated channel management solutions for key customers.”

As an integral part of the SNMI family of businesses, Focus will benefit from a number of critical synergies that exist within the group’s companies. Most importantly, SNMI’s proven expertise in the creation and delivery of multimedia marketing and media content will give Focus numerous opportunities to enhance its product offerings by integrating digital multimedia into its existing ASP package. In addition, both Focus and SNMI’s existing group of companies will benefit from an expanded nation-wide customer base and numerous opportunities for cross selling.

Shares issuable by SNMI for the acquisition are subject to the following:

i.	14,900,000 shares will be issued on closing date.

ii.	2,000,000 shares after one fiscal year, if Focus generates a net profit of no less than US$4.5 million

iii.	2,000,000 additional shares after two fiscal years, if Focus achieves a net profit after tax of no less than US$5 million

iv.	2,000,000 additional shares after 3 fiscal years, if Focus achieves a net profit after tax of no less than US$5.5 million

The transaction is subject to the approval of SNMI and Focus shareholders, the entering of additional ancillary agreements and customary terms and conditions, due diligence review, and regulatory and third party approvals.

About China Focus Channel Development

Based in Wuhan, China, China Focus Channel Development Co. Limited is one of China’s leading producers of internet-based channel management software solutions. With a cutting-edge proprietary ASP platform and a growing list of customers that include some of Asia’s largest consumer products companies, Focus is poised for major growth in China’s enormous outsourced channel management solutions market.

About Sun New Media

Sun New Media Inc (SNMI) is one of China’s first integrated, interactive business-to-business marketing service’s company for consumer products companies and their channel and distribution partners. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a share of China’s multi-billion dollar business-to-business (b2b) multimedia services market.

For more information on Sun New Media Inc., visit the Company’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that the Company will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.